                                                                     EXHIBIT 4.1

                             OFFICER'S CERTIFICATE

                                       OF

                                   AMGEN INC.


          Pursuant to Sections 2.1 and 2.3 of the Indenture, dated as of January 1, 1992, as supplemented by a First Supplemental Indenture, dated as of February 26, 1997 (as so supplemented, the "Indenture") each between Amgen Inc., a Delaware corporation (the "Company"), and Citibank, N.A., as trustee, the undersigned officer of the Company hereby certifies as follows in connection with the issuance of the Company's 8 1/8% Debentures due April 1, 2097, under the Indenture:

          (i) the Debentures shall constitute a series of Securities having the title "8 1/8% Debentures due April 1, 2097" (referred to herein as the "Debentures");

          (ii) the form of the Debentures is attached hereto as Exhibit A;

          (iii) the Debentures, which may be authenticated and delivered under the Indenture, shall be limited to $100,000,000 aggregate principal amount (except for Debentures authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Debentures pursuant to
     Section 2.8, 2.9, 2.11, 8.5 or 12.3 of the Indenture);

          (iv) the Debentures shall be issued as Registered Global Securities only, without coupons, and beneficial interests in the Debentures may be acquired, or subsequently transferred, only in denominations of $1,000 and any integral multiple thereof;

          (v) the principal amount of the Debentures shall be payable on April 1, 2097;

          (vi) interest on the Debentures shall accrue at a fixed rate of 8 1/8% per annum; the Debentures will bear interest from April 1, 1997, and such interest will be payable semi-annually on April 1 and October 1 of each year, commencing on October 1, 1997 (each, an "Interest Payment Date"); the record date with respect to the Debentures shall be the 15th day immediately preceding such Interest Payment Date, whether or not a Business Day; and interest on the Debentures will be calculated on the basis of a 360-day year of twelve 30-day months;

          (vii) principal and interest payable with respect to the Debentures shall be payable by Citibank, N.A., as paying agent;

          (viii) the Company, upon the occurrence of a Tax Event (as defined in the Debenture), will have the right to shorten the maturity of the Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel experienced in such matters, such that, after the shortening of the maturity, interest paid on the Debentures will be deductible for Federal income tax purposes;

          (ix) the Debentures are subject to redemption in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined in the Debentures) on the redemption date discounted to maturity on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined in the Debentures) plus 20 basis points, plus in each case accrued interest to the date of redemption;

          (x) the Debentures are not subject to any sinking fund;

          (xi) if a Tax Event occurs and in the opinion of a nationally recognized independent tax counsel experienced in such matters there would, notwithstanding any shortening of the maturity of the Debentures, be more than an insubstantial risk that interest paid by the Company on the Debentures is not, or will not be, deductible, in whole or in part, for purposes of Federal income tax, the Company will have the right, within 90 days following the occurrence of such Tax Event, to redeem the Debentures in whole (but not in part) at a redemption price equal to the greater of
     (i) 100% of the principal amount of the Debentures or (ii) the sum of the present values of the Remaining Scheduled Payments on the redemption date discounted to maturity on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 35 basis points, plus in each case accrued interest to the date of redemption;

          (xii) Section 3.8 of the Indenture, "Limitation on Indebtedness of Subsidiaries" shall not apply to the Debentures; and

          (xiii) the Debentures shall be issued in the form of a Registered Global Security, the trustee for such Debentures shall be Citibank, N.A. and the Depositary for such Debentures shall be The Depository Trust Company.

     The undersigned further certifies, having read the Indenture and certain other corporate documents and records, and having made such examination or investigation as I have deemed necessary to enable us to express an informed opinion, that all conditions precedent to the authentication and delivery of the Debentures have been complied with, and that the Debentures delivered to the Trustee for authentication have been duly executed and conform to the terms set forth herein and in the Indenture.

     Unless otherwise indicated, capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Indenture.

     IN WITNESS WHEREOF, the undersigned has executed this Officer's Certificate as of this 8th day of April, 1997.


                              /s/ Robert S. Attiyeh
                              ------------------------------------------
                              Robert S. Attiyeh
                              Senior Vice President,
                              Finance and Corporate Development, and
                              Chief Financial Officer

                                                                       EXHIBIT A

REGISTERED                                                      PRINCIPAL AMOUNT
NO. R-1                                                             $100,000,000

CUSIP NO. 03116 2AA 8


                                   AMGEN INC.
                       8-1/8% DEBENTURE DUE APRIL 1, 2097

          UNLESS THIS DEBENTURE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY ("DTC"), 55 WATER STREET, NEW YORK, NEW YORK TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH DEBENTURE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

          UNLESS AND UNTIL THIS DEBENTURE IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS DEBENTURE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO THE NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

          AMGEN INC., a Delaware corporation (the "Company," which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of One Hundred Million Dollars ($100,000,000) on April 1, 2097, and to pay interest thereon at the rate of 8-1/8% per annum, until the entire principal amount hereof is paid or duly provided for. This Debenture is one of a duly authorized series issued by the Company and designated as the "8-1/8% Debentures due April 1, 2097" (referred to herein as the "Debentures").

          Unless otherwise indicated, capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Indenture (as defined below).

1.  Definitions.

          "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining terms of the Debentures. If no such security exists, a security that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures will be used. "Independent Investment Banker" means Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. Incorporated or, if either firm is unwilling or unable to select the

Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee (as defined herein).

          "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

          "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

          "Remaining Scheduled Payments" means, with respect to any Debenture, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Debenture, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

          "Tax Event" means that the Company shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that on or after April 8, 1997, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in laws, or any regulations thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"), or (c) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, on or after April 8, 1997, such change in tax law creates a more than insubstantial risk that interest paid by the Company on the Debentures is not, or will not be, deductible, in whole or in part, by the Company for purposes of Federal income tax.

          "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

2.  Interest.

          The Company will pay interest semiannually on April 1 and October 1 of each year (each an "Interest Payment Date"), commencing on October 1, 1997. Interest on the Debentures will accrue from the most recent date to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of the Debenture, or, if no interest has been paid, from April 1, 1997. Notwithstanding the foregoing, when there is no existing default in the payment of interest on the Debentures, if the date hereof is after a record date, as that term is defined below, and before the next succeeding Interest Payment Date, this Debenture shall bear interest from such Interest Payment Date; provided, however, that if the Company shall default in the payment of interest due on such Interest Payment Date, then this Debenture shall bear interest from the next preceding Interest Payment Date to which interest has been paid, or, if no interest has been paid on the Debentures, from April 1, 1997. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

3.  Method of Payment.

          The Company will pay interest on the Debentures (except defaulted interest) to the persons who are registered Holders of Debentures at the close of business on the 15th day immediately preceding such Interest Payment Date whether or not a Business Day (a "record date"). Holders must surrender Debentures to the paying agent prior to collecting principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal and any interest by its check payable in such money. It may mail an interest check to a Holder's registered address.

4.  Paying Agent and Registrar.

          Initially, the Trustee will act as paying agent and registrar. The Company may change any paying agent, registrar or co-registrar without notice. The Company or any of its subsidiaries may, subject to certain exceptions, act as paying agent, registrar or co-registrar.

5.  Indenture.

          The Company issued the Debentures under an Indenture, dated as of January 1, 1992, as supplemented by a First Supplemental Indenture, dated as of February 26, 1997 (as so supplemented, and including the Officer's Certificate dated April 8, 1997 (the "Officer's Certificate") establishing the form and terms of the Debentures, the "Indenture"), each between the Company and Citibank, N.A., as trustee (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code (S)(S) 77aaa-77bbbb) as in effect on the date of the Indenture. The Debentures are subject to all such terms and Holders are referred to the Indenture and such Act for a statement of them.

6.  Conditional Right to Shorten Maturity.

          Upon the occurrence of a Tax Event, the Company will have the right to shorten the maturity of the Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel experienced in such matters, such that, after the shortening of the maturity, interest paid on the Debentures will be deductible for Federal income tax purposes.

          In the event that the Company elects to exercise its right to shorten the maturity of the Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each Holder of record of the Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the Debentures. Such notice shall be effective immediately upon mailing.

7.  Redemption at the Option of the Company.

          The Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments on the redemption date discounted to maturity on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 20 basis points, plus in each case accrued interest to the date of redemption.

          In addition, if a Tax Event occurs and in the opinion of a nationally recognized independent tax counsel experienced in such matters there would, notwithstanding any shortening of the maturity of the Debentures, be more than an insubstantial risk that interest paid by the Company on the Debentures is not, or will not be, deductible, in whole or in part, for purposes of Federal income tax, the Company will have the right, within 90 days following the occurrence of such Tax Event, to redeem the Debentures in whole (but not in part) at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures and (ii) the sum of the present values of the Remaining Scheduled Payments on the redemption date discounted to maturity on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 35 basis points, plus in each case accrued interest to the date of redemption.

          Holders of Debentures to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

          Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

8.  Denominations, Transfer, Exchange.

          The Debentures are in registered form only. The registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

9.  Persons Deemed Owners.

          The Holder of a Debenture may be treated as the owner of it for all purposes.

10.  Unclaimed Money.

          If money for the payment of principal or interest remains unclaimed for two years, the Trustee or any paying agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment unless an abandoned or unclaimed property law designates another person, and all liability of the Trustee or any such paying agent with respect to such money shall cease.

11.  Discharge Prior to Maturity.

          Subject to certain conditions, if the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay principal of and accrued interest on the Debentures to maturity, the Company will be discharged (to the extent provided in the Indenture) from the Indenture and the Debentures.

12.  Amendment, Supplement, Waiver.

          Subject to certain exceptions requiring the consent of the Holders of each of the affected Securities, at such time as the Debentures are the only Securities then outstanding under the Indenture, the Indenture or the Debentures may be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the Debentures then outstanding affected by such amendment or supplement. Any past default or compliance with any provision as to the Debentures may be waived with the consent of the Holders of a majority in principal amount of the Debentures then outstanding. Without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Debentures to, among other things, cure any ambiguity, defect or inconsistency or to make any change that does not materially adversely affect the rights of any Holder.

13.  Restrictive Covenants.

          The Debentures are general unsecured obligations of the Company limited to the aggregate principal amount of $100,000,000. The Indenture does not limit the Company from incurring unsecured Indebtedness other than the aggregate principal amount of indebtedness to be issued pursuant to the Officer's Certificate. It does limit the ability of the Company and its subsidiaries to grant certain security interests in their property without equally and ratably securing the Debentures and to engage in certain sale and leaseback transactions, subject to certain important exceptions described therein. Once a year the Company must report to the Trustee with respect to its compliance with such limitations.

14.  Successor Corporation.

          When a successor corporation assumes all the obligations of its predecessor under the Debentures and the Indenture, the predecessor corporation will be released from those obligations.

15.  Defaults and Remedies.

          An Event of Default is: default for 30 days in payment of interest on any of the Debentures; default in payment of principal of any of the Debentures due and payable at maturity or otherwise; failure by the Company for 90 days after written notice to it to comply with any of its other agreements in the Indenture or in the Debentures; failure by the Company to make any payment at maturity in respect of Indebtedness in an amount in excess of $10,000,000 and continuance of such failure for a period of 30 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of not less than 25% in aggregate principal amount of the Securities issued under the Indenture (treated as one class) then outstanding; the happening of an event of default under other Indebtedness of the Company which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000, unless cured or waived in accordance with the provisions of the applicable instrument, or discharged within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of not less than 25% in aggregate principal amount of the Securities issued under the Indenture (treated as one class) then outstanding; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing (other than an Event of Default relating to certain events of bankruptcy or insolvency and certain Events of Default relating to all outstanding Securities issued under the Indenture), the Trustee or the Holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare all the Debentures to be due and payable immediately in accordance with Section 5.1 of the Indenture. Holders may not enforce the Indenture or the Debentures except as provided in the Indenture.
The Trustee may require security and indemnity satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, Holders of a majority in aggregate principal amount of all of the Securities (treated as one class) then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests.

16.  Trustee Dealings with Company.

          Citibank, N.A., the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, and may otherwise deal with the Company, as if it were not the Trustee.

17.  No Recourse Against Others.

          A past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company or successor corporation shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debentures.

18.  Authentication.

          This Debenture shall not be valid until the Trustee signs the certificate of authentication at the end of this Debenture.

19.  Copies of the Indenture.

          The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

                                 Amgen Inc.
                                 1840 DeHavilland Drive
                                 Thousand Oaks, California 91320
                                 Attention:  General Counsel

20.  Abbreviations and Defined Terms.

          Customary abbreviations may be used in the name of a Holder of a Debenture or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21.  CUSIP Numbers.

          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company will cause CUSIP numbers to be printed on the Debentures as a convenience to the Holders of the Debentures. No representation is made as to the accuracy of such numbers as printed on the Debentures and reliance may be placed only on the other identification numbers printed hereon.

                           [Signature Page To Follow]

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal this __th day of April, 1997.



                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:



     (SEAL)



TRUSTEE'S CERTIFICATE OF AUTHENTICATION:

          This is one of the Securities referred to in the within-mentioned Indenture.


Citibank, N.A.,
as Trustee


By:
   ----------------------------
     Authorized Signatory

                                ASSIGNMENT FORM

                   FOR VALUE RECEIVED, THE UNDERSIGNED HEREBY
                        SELLS, ASSIGNS AND TRANSFERS TO

PLEASE INSERT SOCIAL
SECURITY OR OTHER IDENTIFYING
NUMBER OF ASSIGNEE


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  (Please Print or Typewrite Name and Address
                        including Zip Code of Assignee)


--------------------------------------------------------------------------------

the within Debenture of __________________________________ and ______________
hereby does irrevocably constitute and appoint


--------------------------------------------------------------------------------

Attorney to transfer said Debenture on the books of the within-named Company with full power of substitution in the premises.


Dated:
       --------------------         --------------------------------------------

                                    --------------------------------------------

NOTICE: The signature to this assignment must correspond with the name as it appears on the first page of the within Debenture in every particular, without alteration or enlargement or any change whatever.


Signature Guaranteed:



------------------------------
     Authorized Signature

Signature guarantee should be
made by a guarantor institution
participating in the Securities
Transfer Agents Medallion Program
or in such guarantee program
acceptable to the Trustee.

                                      A-1